Press Release	Source: EnerJex Resources, Inc.

EnerJex Announces Corrected Production and Reserves as of September 30, 2007

Wednesday October 24, 4:58 pm ET

EnerJex adds proved reserves of over 18% per month, with a PV 10 value in excess of $24.6 million

(Corrected Version to Original Release dated October 23, 2007)

OVERLAND PARK, Kan., Oct. 24 /PRNewswire-FirstCall/ -- EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News) announced that its estimated total proved oil reserves increased from zero as of its year-ended March 31, 2007 to 1.1 million barrels of oil equivalent (BOE) as of September 30, 2007. Of the 1.1 million BOE of total proved reserves, 77% are proved developed and 23% are proved undeveloped. The proved developed reserves consist of proved developed producing (41%) and proved developed non-producing (36%).

The estimated present value -- using a 10% discount rate of the future net cash flows before income taxes of EnerJex's proved oil and gas reserves as of September 30, 2007 -- was $24.6 million, based on oil at $72 dollars a barrel and $5.18 per Mcf for natural gas. In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves from EnerJex's non-proved properties.

EnerJex began its capital raising and drilling program in April 2007, so there is not a prior comparative period. Reserves and PV 10 values for EnerJex were zero as of March 31, 2007. These estimates are based on an independent reserve study of EnerJex's oil and gas properties prepared by McCune Engineering, an independent licensed petroleum engineering firm based in Kansas.

Total net sales for the six months ended September 30, 2007 were $589,324 and its average net daily sales production at September 30, 2007 was approximately 128 barrels of oil per day (BOPD). EnerJex's current daily production is in excess of 200 BOPD.

EnerJex raised $9 million in April 2007 through the issuance of debentures, which was used for the development of oil and natural gas assets and for general corporate purposes. Since April 2007, EnerJex has deployed approximately $6.5 million to drill and complete 50 new wells and close on four acquisitions. Many of EnerJex's wells are in various stages of completion and should significantly increase its BOPD output over the next 1-12 months. EnerJex anticipates deploying an additional $2.5 million as part of its developmental program by the end of 2007.

Steve Cochennet, EnerJex's Chairman and CEO, stated, "I am pleased with our aggressive, developmental program commencing primarily in the second half of 2007. Our growth strategy, operational successes, and development activities have combined to add over $24 million in PV 10 value in the last six months. We have closed four acquisitions, all in eastern Kansas adding additional reserves and drilling locations in a focused area that will continue to improve our operational efficiencies. As of September 30, 2007, we drilled 50 new wells with a 96% success rate and now have over 400 additional drillable locations to continue our expansion program."

Cochennet continued, "Going forward we will focus on the development of our existing core properties, while continuing to evaluate multiple acquisition opportunities."

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through Midwest Energy Inc., its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas reserves as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: http://www.EnerJexResources.com.

Forward Looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing oil and gas field properties, actual reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated revenues, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

The reserve values stated in the McCune report are estimates and should not be interpreted as being exact quantities. They may or may not be actually recovered and the revenues stated in the report may be more or less than what will ultimately be recovered. While the reserve estimates presented in the report were believed reasonable at September 30, 2007, several factors may lead to a future revision of the reserve estimates presented in the report, including general economics, EnerJex's operations and reservoir performance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Ellen Fairchild, Investor Relations

913-642-3715 or efairchild@hagenandpartners.com